Extreme Networks Appoints John Kispert to be Chairman of the Board of Directors

SAN JOSE, Calif., August 31, 2015 — Extreme Networks, Inc. (Nasdaq: EXTR) today announced the appointment of John Kispert, a highly successful technology executive and proven leader in Silicon Valley, to chairman of the board of directors, effective Aug. 25, 2015. Kispert has served as a member of the board for the previous six years, and with a unanimous decision, will now assume the role of lead independent director.

“We are excited to have an experienced leader like John step into the Chairman role,” said Ed Meyercord, CEO and President of Extreme Networks. “John’s deep understanding of the enterprise technology industry, his management expertise and his demonstrated leadership will be huge assets for our board and our executive team as we execute our new growth strategy. I look forward to working closely with John and the rest of our board to deliver on our new vision for Extreme.”

Kispert is a veteran executive with more than 25 years of management experience across high technology companies, including Spansion, KLA-Tencor and IBM. Kispert has a proven track record for working with corporate and government leaders worldwide, executing mergers and acquisitions and achieving sustainable corporate growth. Most recently, Kispert was the CEO and President of Spansion, where he led the company’s highly successful turnaround out of Chapter 11 bankruptcy into a profitable, growing company, which paved the way for a merger with Cypress Semiconductor earlier this year that delivered triple-digit shareholder returns.

“Extreme Networks’ deep portfolio of enterprise networking solutions combined with its talented workforce and outstanding customer relationships are enabling positive growth opportunities for us,” said Kispert. “I look forward to working closely with our former Chairman and new CEO, Ed Meyercord, and the rest of the Board as we guide the company to become a recognized leader in delivering software-driven networking solutions. Our wired and wireless infrastructure combined with our deep portfolio of network management, access control and analytics software positions us well to address mobility, cloud, security and data analytics for business, healthcare, hospitality, education and manufacturing.”

With the appointment of Kispert to chairman of the board, Ed Meyercord will now serve as the executive director on the board. Also effective Aug. 25, 2015, Kispert will step down as chairman of the Audit Committee.

About Extreme Networks
Extreme Networks, Inc. (EXTR) is a software and services-led networking solutions’ company committed to solving IT’s toughest networking challenges. Extreme Networks is headquartered in San Jose, CA with more than 14,000 customers in over 80 countries. For more information, visit Extreme’s website.

Extreme Networks and the Extreme Networks logo are either trademarks or registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.

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